EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries First Quarter Results
Reflect Continued Momentum in Industrial Markets

•	Strong industrial markets combined with benefits of strategic initiatives support 15% growth in Sealing Products and Engineered Products segment profits
•	Margins in Sealing Products and Engineered Products segments improve by 150 and 160 basis points, respectively
•	Engine Products and Services reports loss relating to engine orders for U.S. Navy programs
•	Receipt of $22 million in past due insurance reimbursements reduces net cash outflows for asbestos claims and expenses to $1.9 million in first quarter

CHARLOTTE, N.C., May 10, 2005 — EnPro Industries, Inc. (NYSE: NPO) today reported net income of $10.0 million, or $0.47 a share, for the first quarter of 2005, compared to net income of $11.4 million, or $0.54 a share, in the first quarter of 2004. Earnings per share are expressed on a diluted basis throughout this release.

Several significant items affected results in both quarters. In the first quarter of 2005, these items reduced net income by about $0.09 a share, primarily because of a loss reserve taken on engine orders at Fairbanks Morse Engine. In the first quarter of 2004, these items increased net income by about $0.04 a share, primarily because of a gain on the sale of a building. A table showing the effect of these items on net income and earnings per share is attached to this release.

Sales in the first quarter of 2005 were $212.5 million compared to $213.8 million a year ago, when they included about $5.3 million in sales from automotive tool and die businesses, which were sold in mid-2004. Sales in 2005 also reflect lower engine shipments compared to a year ago.

“The activity in our industrial markets remained at a very encouraging level in the first quarter,” said Ernie Schaub, president and chief executive officer. “Both the Sealing Products and Engineered Products segments reported record profits and profit margins. Even though the Engine Products and Services segment reported a loss, total segment margins expanded to 13.8%, as our results benefited from higher volumes, selected price increases, and the diligent efforts of our employees to lower costs and improve efficiencies.

“Although the loss at Fairbanks Morse Engine is associated with orders received this year, it represents the effect of the bidding practices we discussed in the third quarter of 2004,” Schaub said. “With the losses on these engines, which are scheduled to be shipped at various times over the next three years, we have booked all known losses on all open bids and contracts for Navy engines at Fairbanks Morse. To reiterate what we said last fall, a stringent review and control procedure will ensure that all future contracts are bid at acceptable levels of profitability and to minimize the potential effect of foreign exchange fluctuations and changes in cost between bid and award.”

Sealing Products Segment

($ Millions)
Quarter Ended	3/31/05	3/31/04

Sales	$100.5	$95.6
Profit	$18.1	$15.8
Margin	18.0%	16.5%

In the Sealing Products segment, profits increased by 15% as sales grew by 5% compared to 2004, and margins improved significantly. Sales benefited from Stemco’s sixth consecutive quarter of double-digit year-over-year sales growth as heavy-duty truck production expanded and demand from original equipment manufacturers increased. Plastomer Technologies and Garlock Rubber Technologies also benefited from increased demand and reported higher sales. Sales at Garlock Sealing Technologies were slightly below the level reported in the first quarter of 2004 primarily because of the discontinuance of several unprofitable product lines. About 1% of the increase in the segment’s sales was the result of favorable foreign exchange rates.

Higher segment profits helped segment profit margins improve to 18%, or 1.5 percentage points above the first quarter of 2004. Profits and margins at Garlock Sealing Technologies benefited from increased sales of higher margin products, selected price increases and the discontinuance of low margin products. Profits and profit margins also improved at Plastomer Technologies and Garlock Rubber Technologies. At Stemco, however, increased sales to original equipment markets resulted in a less profitable product mix, leaving profits at about the same level as in the first quarter of 2004 and margins below the level of a year ago.

Engineered Products Segment

($ Millions)
Quarter Ended	3/31/05	3/31/04

Sales	$91.5	$89.7
Profit	$13.2	$11.5
Margin	14.4%	12.8%

In the Engineered Products segment, profits grew by 15% compared to 2004 as sales grew about 2%. Stronger North American industrial markets led to increased demand and higher sales at both Quincy Compressor and GGB. Although France Compressor Products’ North American markets remained soft, sales improved somewhat as they benefited from favorable foreign exchange rates. Before a benefit from foreign exchange rates, the segment’s sales were about the same as in 2004; however, $5.3 million of the segment’s sales in the first quarter of 2004 came from the tool and die businesses, which were sold in mid-2004.

Higher volumes, favorable product mixes, selected price increases and lower restructuring costs at all operations in the segment led to improved profits when compared to the first quarter of 2004. These factors and the divestiture of the lower margin tool and die business also contributed to higher margins, which improved to 14.4% from 12.8%.

Engine Products and Services Segment

($ Millions)
Quarter Ended	3/31/05	3/31/04

Sales	$20.9	$28.9
Profit (Loss)	$(2.0)	$1.6
Margin	-9.6%	5.5%

Fairbanks Morse Engine reported an increase in sales of parts and service compared to the first quarter of 2004, but the business shipped fewer engines associated with U.S. Navy shipbuilding programs and sales declined by 28%.

Although Fairbanks Morse benefited from a stronger, more profitable mix of parts and service work, the business reported a loss in the first quarter due to a $3.5 million loss provision on new engine orders supporting U.S. Navy shipbuilding programs.

Cash Flows
EnPro’s cash balances declined by $42 million in the quarter to $66.2 million at March 31, 2005, primarily because $35.3 million of company funds were required to be deposited as collateral for bonds in connection with the previously disclosed appeal of two adverse asbestos verdicts against Garlock Sealing Technologies. These funds are now classified as restricted cash on the company’s balance sheet; the company remains confident that Garlock will prevail in these appeals.

Cash balances were also affected by an increase in working capital during the quarter, reflecting the normal seasonal buildup during the first half of the year.

Net cash outflows for asbestos claims and expenses declined significantly, to $1.9 million compared to $19.7 million a year ago, reflecting the company’s receipt of approximately $22 million in past due asbestos insurance reimbursements during the first quarter of 2005.

Asbestos Claims
New asbestos claims against Garlock Sealing Technologies continued to be filed at reduced levels. In the first quarter of 2005, 6,200 new claims were filed against Garlock, a decline of more than 25% from the first quarter of 2004, when Garlock received more than half the claims filed against it for the entire year.

Schaub said the company is encouraged by bi-partisan asbestos reform efforts in the U.S. Senate. “The proposed legislation would go a long way toward providing greater certainty and a degree of finality that is not present for either victims or defendants in the current system,” he said. “Even though it is not perfect, we support the legislation in its current form.”

Outlook
In the second quarter, the company expects activity in its industrial markets to remain at current levels. In addition, it expects typical seasonal increases in activity from certain sealing products markets and increased shipments of engines by Fairbanks Morse Engine.

“These factors, combined with the benefits of our efforts to reduce costs and increase efficiencies, should result in improved segment profits and profit margins compared to the first quarter of 2005,” Schaub said. “Our visibility for the remainder of 2005 is somewhat limited by the short cycle times of our business. However, the benefit of restructuring activities we completed in 2004, combined with the effectiveness of our initiatives to improve operational efficiency, to introduce new products and gain new customers, and to strengthen the mix of our businesses position us to take advantage of our markets and improve our profitability throughout the year.”

Conference Call Information
EnPro will hold a conference call tomorrow, May 11, at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (800) 289-0726 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 8164582. The telephone replay will be available on the company’s website and by telephone through May 20, 2005.

Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, and the 10-Q for the quarter ended March 31, 2005, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	2005	2004

Sales	$212.5	$213.8

Operating costs and expenses:
Cost of sales	143.4	144.9
Selling, general and administrative expenses	48.0	47.3
Asbestos-related expenses	4.2	2.9
Restructuring and other costs	0.1	0.5
Gain on sale of building	—	(1.5)

Total operating costs and expenses	195.7	194.1

Operating income	16.8	19.7

Interest expense, net	(1.5)	(1.9)
Other income	0.4	—

Income before income taxes	15.7	17.8

Income tax expense	(5.7)	(6.4)

Net income	$10.0	$11.4

Basic earnings per share	$0.49	$0.56

Average common shares outstanding (millions)	20.6	20.4

Diluted earnings per share	$0.47	$0.54

Average common shares outstanding (millions)	21.3	21.1

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Quarters Ended March 31, 2005 and 2004
(Stated in Millions of Dollars)

	2005	2004

Operating activities
Net income	$10.0	$11.4
Adjustments to reconcile net income to net cash used in operating activities:
Gain on sale of building	—	(1.5)
Depreciation and amortization	7.9	8.1
Deferred income taxes	3.9	2.8
Payments for asbestos-related claims, net of insurance proceeds	2.3	(16.8)
Change in other current assets and liabilities	(30.1)	(19.5)
Change in other non-current assets and liabilities	3.7	(0.2)

Net cash used in operating activities	(2.3)	(15.7)

Investing activities
Purchases of property, plant and equipment	(5.0)	(5.8)
Proceeds from sales of assets	0.1	3.0

Net cash used in investing activities	(4.9)	(2.8)

Financing activities
Repayments of debt	—	(2.7)
Proceeds from issuance of common stock	0.6	1.1
Deposits into a restricted cash account	(35.3)	—
Other	1.0	—

Net cash used in financing activities	(33.7)	(1.6)

Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.9)

Net decrease in cash and cash equivalents	(41.8)	(21.0)
Cash and cash equivalents at beginning of year	108.0	94.7

Cash and cash equivalents at end of period	$66.2	$73.7

EnPro Industries, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

As of March 31, 2005 and December 31, 2004
(Stated in Millions of Dollars)

	2005	2004

Current assets
Cash and cash equivalents (unrestricted)	$66.2	$108.0
Accounts and notes receivable	124.1	115.8
Asbestos insurance receivable	98.5	109.9
Inventories	68.6	58.6
Other current assets	30.7	31.3

Total current assets	388.1	423.6

Property, plant and equipment	143.3	146.7
Goodwill and intangible assets	191.7	193.0
Asbestos insurance receivable	368.9	336.2
Restricted cash	38.7	3.4
Other assets	76.7	78.1

Total assets	$1,207.4	$1,181.0

Current liabilities
Current maturities of long-term debt	$0.2	$0.2
Accounts payable	52.1	55.5
Asbestos liability	63.2	74.0
Other accrued expenses	57.9	60.5

Total current liabilities	173.4	190.2

Long-term debt	164.6	164.6
Deferred income taxes	43.3	41.0
Retained liabilities of previously owned businesses	44.9	44.9
Environmental liabilities	32.1	32.2
Asbestos liability	193.8	159.4
Other liabilities	70.0	72.2

Total liabilities	722.1	704.5

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	413.8	411.6
Retained earnings	69.3	59.3
Accumulated other comprehensive income	3.6	7.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	485.3	476.5

Total liabilities and shareholders’ equity	$1,207.4	$1,181.0

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters Ended March 31, 2005 and 2004
(Stated in Millions of Dollars)

Sales

	2005	2004

Sealing Products	$100.5	$95.6
Engineered Products	91.5	89.7
Engine Products and Services	20.9	28.9

	212.9	214.2
Less intersegment sales	(0.4)	(0.4)

	$212.5	$213.8

Segment Profit

	2005	2004

Sealing Products	$18.1	$15.8
Engineered Products	13.2	11.5
Engine Products and Services	(2.0)	1.6

	$29.3	$28.9

Segment Return on Sales

	2005	2004

Sealing Products	18.0%	16.5%
Engineered Products	14.4%	12.8%
Engine Products and Services	(9.6)%	5.5%

	13.8%	13.5%

Reconciliation of Segment Profit to Net Income

	2005	2004

Segment profit	$29.3	$28.9
Corporate expenses	(6.8)	(5.9)
Asbestos-related expenses	(4.2)	(2.9)
Gain on sale of building	—	1.5
Interest expense, net	(1.5)	(1.9)
Other expenses, net	(1.1)	(1.9)

Income before income taxes	15.7	17.8
Income tax expense	(5.7)	(6.4)

Net income	$10.0	$11.4

EnPro Industries, Inc.

Significant Items Impacting Net Income (Unaudited)

For the Quarters Ended March 31, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	2005		2004
	$	Per share	$	Per share
Mark-to-market adjustment for call options	$0.2	$0.01	$—	$—
Restructuring and other costs	—	—	(0.3)	(0.01)
Fairbanks Morse Engine contract losses	(2.2)	(0.11)	—	—
Gain on sale of building	—	—	0.9	0.04
Tax accrual adjustments	0.2	0.01	0.3	0.01

Impact — increase (decrease)	$(1.8)	$(0.09)	$0.9	$0.04

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying condensed consolidated statements of operations except the Fairbanks Morse Engine contract losses ($3.5 million) which are included in cost of sales and the mark-to-market adjustment for call options ($0.4 million) which is included in other income. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.3 million and 21.1 million for the quarters ended March 31, 2005 and 2004, respectively).